EXHIBIT 12
WEYERHAEUSER COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

DOLLAR AMOUNTS IN MILLIONS
	Year Ended
	2011	2010	2009	2008	2007
Available earnings (loss):
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$132	$520	$(238)	$(2,301)	$97
Add: interest portion of rental expense	16	18	31	32	32
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	3	12	21	199	199
Available earnings (loss)	$151	$550	$(186)	$(2,070)	$328
Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$361	$401	$457	$466	$564
Weyerhaeuser Real Estate Company and other related subsidiaries	24	28	35	60	65
Subtotal	385	429	492	526	629
Less: intercompany interest	(4)	(4)	(5)	(15)	(8)
Total interest expense incurred	381	425	487	511	621
Amortization of debt expense	7	6	7	7	8
Interest portion of rental expense	16	18	31	32	32
Total fixed charges	$404	$449	$525	$550	$661
Ratio of earnings to fixed charges		1.22
Coverage deficiency	$253	$—	$711	$2,620	$333
WEYERHAEUSER COMPANY WITH ITS WEYERHAEUSER REAL ESTATE COMPANY AND OTHER RELATED SUBSIDIARIES ACCOUNTED FOR ON THE EQUITY METHOD, BUT EXCLUDING THE UNDISTRIBUTED EARNINGS OF THOSE SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

DOLLAR AMOUNTS IN MILLIONS
	Year Ended
	2011	2010	2009	2008	2007
Available earnings (loss):
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$105	$487	$(311)	$(2,350)	$40
Add: interest portion of rental expense	13	15	24	23	22
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	2	10	17	41	173
Add (deduct): undistributed earnings (losses) before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(2)	(41)	303	1,422	(150)
Add: dividends paid to Weyerhaeuser	—	—	—	—	—
Available earnings (loss)	$118	$471	$33	$(864)	$85
Fixed charges:
Interest expense incurred	$361	$401	$457	$466	$564
Amortization of debt expense	7	6	7	7	8
Interest portion of rental expense	13	15	24	23	22
Total fixed charges	$381	$422	$488	$496	$594
Ratio of earnings to fixed charges		1.12
Coverage deficiency	$263	$—	$455	$1,360	$509